     Filed pursuant to Rule 433
January 4, 2005

Relating to
 Pricing Supplement No. 29 dated December 30, 2005 to
Registration Statement No. 333-129243

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Bear Market PLUSSM due February 5, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Price of Gold

Offering Price:	$10 per Note
Aggregate Principal Amount:	TBD
Original Issue Date (Settlement):	February 4, 2006
Maturity	February 5, 2008
Coupon:	None
Maturity Redemption Amount:	If Gold > Initial, then $10 – ($10*Increase) If Gold < or = Initial, then 10* (Par*Leverage*Decrease*$10)
Participation Rate:	[200%]
Minimum Payment at Maturity:	$5.00 per Note
Denominations:	$1,000 and $10 integral multiples therof
CUSIP:	61747Y568
Issuer Ratings:	Aa3 / A+
Agent:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Pricing Supplement No. 28, dated December 30, 2005
Prospectus Dated November 14, 2005
Prospectus Supplement Dated November 14, 2005